Exhibit 10.1
PUT AGREEMENT
     THIS PUT AGREEMENT (the “Agreement”) entered into as of February 20, 2007, by and between CANPARTNERS REALTY HOLDING COMPANY IV LLC, a Delaware limited liability company (“Senior Participant”) and WINN LIMITED PARTNERSHIP, a North Carolina limited partnership (“Junior Participant”) recites and provides:
RECITALS:
     A. Senior Participant and Junior Participant entered into a certain Participation Agreement (“Participation Agreement”) dated May 5, 2006, pursuant to which in connection with Senior Participant’s Sixty-Six Million Dollar ($66,000,000.00) loan (“Loan”) to Downtown Resorts, LLC (“Borrower”), Junior Participant purchased, and Senior Participant assigned to Junior Participant, a Twenty Million Three Hundred Seven Thousand Six Hundred Ninety-Two Dollar and Thirty-One Cents ($20,307,692.31) junior participation interest (the “Junior Participation”).
     B. The parties wish to establish a put option which permits the Junior Participant to put its Junior Participation to Senior Participant.
AGREEMENT:
     In consideration of the agreements herein contained, the parties agree as follows:
     1. Creation of Put Option. At any time within seven calendar (7) days of the date hereof (“Expiration Date”), the Junior Participant at its sole option may, by written notice (the “Put Notice”) to Senior Participant, elect to sell to Senior Participant, and Senior Participant shall be obligated to purchase from Junior Participant, all, but not less than all, of the Junior Participation (the “Put Option”).
     2. Put Price. The put price for the purchase of the Junior Participation by Senior Participant shall be $15,230,769.23 (“Put Price”). The Put Price shall be payable by Senior Participant to Junior Participant in immediately available funds at the Closing.
     3. Consideration. In consideration for the creation, exercise and consummation of the Put Option hereunder, Junior Participant shall pay Senior Participant the sum of One Hundred Fifty Thousand Dollars ($150,000.00) payable in immediately available funds by no later than 4:00 p.m. on the second Business Day after the date of this Agreement.
     4. Closing. The closing (“Closing”) of the purchase and sale of the Junior Participation shall take place within five (5) Business Days after the receipt of the Put Notice by Senior Participant. At the Closing, upon delivery of the Put Price by wire transfer in immediately available funds, Junior Participant shall execute and deliver an instrument in the form of Exhibit A attached hereto endorsing, conveying and assigning over to Senior Participant the Junior Participation or so much thereof which remains outstanding.

     5. Representations and Warranties.
          (a) Junior Participant represents and warrants to Senior Participant that it owns the entire Junior Participation free and clear of all claims, liens, encumbrances, pledges and interests of any kind of any other person or entity. Junior Participant shall reaffirm this representation and warranty as of the Closing.
          (b) Senior Participant represents and warrants to Junior Participant that Senior Participant has the financial wherewithal to purchase the Junior Participation for the Put Price, that Senior Participant has available to it to purchase the Junior Participation separate accounts with aggregate liquid assets in excess of $400,000,000 and a fund with liquid assets in excess of $1,000,000,000 and that, upon any exercise of the Put Option by the Junior Participant, Senior Participant’s obligation to close the purchase of the Junior Participation for the Put Price will not be subject to any financing contingency.
     6. Miscellaneous.
          (a) Notices. All notices, demands and request required or desired to be given hereunder shall be in writing and shall be delivered in person, by United States registered or certified mail, return receipt requested, postage prepaid, or by overnight courier addressed as follows:
If to Senior Participant:
Canpartners Realty Holding Company IV LLC
c/o Canyon Capital Realty Advisors
9665 Wilshire Boulevard
Beverly Hills, CA 90212
Attention: Mr. K. Robert Turner
                 Mr. Jonathan P. Roth
Facsimile: (310) 247-8067
With a copy to:
Canpartners Realty Holding Company IV LLC
c/o Canyon Capital Realty Advisors
9665 Wilshire Boulevard
Beverly Hills, CA 90212
Attention: Head of Asset Management
Facsimile: (310) 247-8067

and
Sidley Austin LLP
555 West Fifth Street, 40th Floor
Los Angeles, CA 90013
Attention: Bruce W. Fraser, Esq.
Facsimile: (213) 896-6600
To Junior Participant:
WINN Limited Partnership
c/o Winston Hotels, Inc.
2626 Glenwood Avenue, Suite 200
Raleigh, NC 27608
Attention: Joseph V. Green, President
Facsimile: (919) 510-5251
With a copy to:
Hunton & Williams LLP
1900 K Street, NW, Suite 1200
Washington, DC 20006-1109
Attention: Philip M. Battles, III, Esq.
Facsimile: (202) 778-2201
or at such other addresses or to the attention of such other persons or entities as may from time to time be designated by the party to be addressed by written notice to the other in the manner herein provided. Notices, demands and requests given in the manner aforesaid shall be deemed sufficiently served or given for all purposes hereunder when received or when delivery is refused or when the same are returned to sender for failure to be called for.
          (b) Business Day. Shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
          (c) Governing Law. In all respects, including, without limitation, matters of construction and performance of this Agreement and the obligations arising hereunder, this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York.
          (d) Entire Agreement. This Agreement and the documents to be executed pursuant hereto at Closing, embody the entire agreement and understanding between Senior Participant and Junior Participant regarding the Put Option and supersede all prior agreements and understandings between said parties relating to the Put Option.
          (e) Further Assurances. Senior Participant and Junior Participant will execute, acknowledge and deliver upon the reasonable prior request of the other, any other instruments or agreements reasonably required in order to carry out the provisions of this Agreement or to effectuate the intent and purposes hereof.

          (f) Counterpart Originals. This Agreement may be executed in counterpart originals, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.
          (g) Assignment. Junior Participant may not assign its rights under this Agreement to any person or entity without the consent of Senior Participant, which consent may be withheld in Senior Participant’s sole discretion. Any purported assignment by Junior Participant without the consent of Senior Participant shall be void.
          (h) Waiver of Jury Trial. Senior Participant and Junior Participant hereby agree not to elect a trial by jury of any issue triable of right by jury, and waive any right to trial by jury fully to the extent that any such right shall now or hereafter exist with regard to this Agreement or any claim, counterclaim or other action arising in connection therewith. This waiver of right to trial by jury is given knowingly and voluntarily by Senior Participant and Junior Participant, and is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue. Senior Participant and Junior Participant are hereby authorized to file a copy of this paragraph in any proceeding as conclusive evidence of this waiver by the other. This provision shall survive the termination or expiration of this Agreement.
          (i) Costs and Expenses. Except to the extent payable by Borrower under the Loan, each of Senior Participant and Junior Participant shall bear its own costs and expenses incurred in connection with this Agreement and Closing, including, without limitation, attorneys’ fees and costs.
          (j) Specific Performance. Senior Participant acknowledges that monetary damages may not be an adequate remedy to redress any failure by Senior Participant to purchase the Junior Participation if required under this Agreement. Accordingly, Senior Participant agrees that upon any breach of this Agreement by Senior Participant, the remedy of specific performance shall be available to Junior Participant.
[Signature Page Follows]

     IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as of the date first above written.

SENIOR PARTICIPANT:

CANPARTNERS REALTY HOLDING COMPANY IV LLC, a Delaware limited liability company

By:	/s/ Jonathan P. Roth

Name:	Jonathan P. Roth
Its:	Principal

JUNIOR PARTICIPANT:

WINN LIMITED PARTNERSHIP, a North Carolina limited partnership

By:	Winston Hotels, Inc. a North Carolina corporation

	By:	/s/ Joseph V. Green

	Name:	Joseph V. Green
	Title:	President